EXHIBIT 99.1

Monroe Capital Corporation Schedules Third Quarter 2016 Earnings Release and Conference Call

CHICAGO, IL, October 24, 2016 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) announced today that it will report its third quarter 2016 financial results on Monday, November 7, 2016, after the close of the financial markets.

The Company will host a webcast and conference call to discuss these operating and financial results on Tuesday, November 8, 2016 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of our website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #4541915. For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2015, 2014 and 2013 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower-Mid Market Lender of the Year, 2014 Senior Lender of the Year, and the 2013 Unitranche Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

EXHIBIT 99.1

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363

Email: apeck@monroecap.com
Media Contact:	Haley Bresnahan
BackBay Communications
(617) 391-0797
Email: haley.bresnahan@backbaycommunications.com